Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 1, 2017

NACCO INDUSTRIES, INC.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Cleveland, Ohio, Wednesday, March 1, 2017 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $24.1 million, or $3.53 per diluted share, and revenues of $284.2 million for the fourth quarter of 2016 compared with consolidated net income of $18.1 million, or $2.63 per diluted share, and revenues of $286.5 million for the fourth quarter of 2015.
Consolidated net income for the year ended December 31, 2016 was $29.6 million, or $4.32 per diluted share, and revenues were $856.4 million, compared with consolidated net income of $22.0 million, or $3.13 per diluted share, and revenues of $915.9 million for the year ended December 31, 2015. Full-year 2016 consolidated net income includes a non-cash impairment charge of $17.4 million pre-tax related to the Company's North American Coal subsidiary's Centennial Natural Resources mining operation, which ceased active mining operations at the end of 2015. Full- year 2015 consolidated net income includes $8.1 million of pre-tax charges related to the cessation of active mining at Centennial.
While Centennial's mining operations have ceased, certain wind-down and reclamation activities continue. Because Centennial is no longer actively mining, management believes presenting the 2016 and 2015 reported U.S. GAAP financial results on an adjusted basis to exclude Centennial will assist investors' understanding of the performance of the active operations of both NACCO Industries, Inc. and North American Coal. “Adjusted revenues" and "Adjusted income” in this press release refer to revenues and net income adjusted to exclude Centennial. For reconciliations from U.S. GAAP results to these adjusted non-GAAP financial results, see pages 14 and 15.
Excluding Centennial, NACCO's 2016 fourth quarter consolidated Adjusted income was $25.9 million, or $3.80 per diluted share, and Adjusted revenues were $284.2 million, compared with consolidated Adjusted income of $22.8 million, or $3.32 per diluted share, and Adjusted revenues of $282.2 million for the fourth quarter of 2015.
NACCO's consolidated Adjusted income for the year ended December 31, 2016, was $46.8 million, or $6.82 per diluted share, and Adjusted revenues were $855.7 million, compared with consolidated Adjusted income of $43.7 million, or $6.22 per diluted share, and Adjusted revenues of $881.3 million for the year ended December 31, 2015.
Consolidated Adjusted EBITDA was $36.7 million and $76.7 million for the three and twelve months ended December 31, 2016, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results as defined on page 12. For a reconciliation of GAAP results to Adjusted EBITDA, also see page 12.

Consolidated Cash Flow and Liquidity Discussion
For the 2016 full year, including Centennial's operations, NACCO generated consolidated cash flow before financing activities of $84.1 million, which was comprised of net cash provided by operating activities of $93.9 million less net cash used for investing activities of $9.8 million. For the 2015 full year, including Centennial's operations, NACCO generated consolidated cash flow before financing activities of $99.7 million, which was comprised of net cash provided by operating activities of $108.0 million less net cash used for investing activities of $8.3 million.
The Company had cash on hand of $80.6 million as of December 31, 2016 compared with $52.5 million as of December 31, 2015. Debt as of December 31, 2016 was $134.8 million compared with $170.0 million as of December 31, 2015.
Since the inception of a stock repurchase program announced in May 2016, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock, NACCO has repurchased approximately 109,300 shares for an aggregate purchase price of $6.0 million. The Company did not repurchase any shares during the fourth quarter of 2016.

Detailed Discussion of Results
North American Coal - Fourth Quarter Results
North American Coal's deliveries for the fourth quarters of 2016 and 2015 were as follows:

	2016	2015
Coal tons sold	(in millions)
Unconsolidated mines	8.0	7.1
Consolidated mines	0.6	0.6
Total coal tons sold	8.6	7.7
Limerock deliveries (cubic yards)	5.8	6.1

North American Coal reported net income of $9.3 million and revenues of $25.3 million in the fourth quarter of 2016, compared with net income of $2.2 million and revenues of $26.0 million in the fourth quarter of 2015. North American Coal reported income before income tax of $1.1 million in the fourth quarter of 2016 compared with a loss before income tax of $3.9 million in the fourth quarter of 2015. Net income was higher than the income (loss) before income tax in both 2016 and 2015 as a result of income tax benefits primarily attributable to the mix of taxable earnings between profits at entities that benefit from percentage depletion and losses at entities with higher effective income tax rates, including losses related to Centennial. In addition, in the fourth quarter of 2016, North American Coal realized a $1.2 million tax benefit related to the reversal of a reserve previously established for an uncertain tax position due to favorable resolution of a state tax matter.
North American Coal's Centennial operations reported an operating loss of $2.9 million and nominal revenue in the fourth quarter of 2016 compared with an operating loss of $7.5 million and revenues of $4.4 million in the fourth quarter of 2015. The reduction in Centennial's revenue was the result of the cessation of mining activities in the fourth quarter of 2015. Centennial's 2016 operating loss included a $3.3 million pre-tax charge related to the resolution of a legal matter, partially offset by a $1.2 million favorable pre-tax adjustment to its mine reclamation liability and a small gain on sale of assets. Overall, Centennial's operating loss declined from the prior year fourth quarter as substantially lower operating costs were required to conduct the remaining day-to-day operations of selling equipment, maintaining permits and mine reclamation.
Excluding Centennial, North American Coal reported Adjusted income of $11.1 million, Adjusted income before income tax of $4.0 million and Adjusted revenues of $25.3 million for the fourth quarter of 2016 compared with Adjusted income of $6.9 million, Adjusted income before income tax of $3.7 million and Adjusted revenues of $21.7 million for the fourth quarter of 2015.
The improvement in North American Coal's 2016 Adjusted revenues compared with 2015 was primarily the result of an increase in tons sold at Mississippi Lignite Mining Company, partially offset by a reduction in the price per ton sold due to a lower index-based coal sales price and an increase in reimbursed costs at the North American Mining Company (previously referred to as the limerock mining operations).
The moderate improvement in Adjusted income before income tax during the fourth quarter of 2016 compared with 2015 was primarily attributable to an increase in operating profit at the unconsolidated mining operations as newer mining operations began or increased production. These increases were mostly offset by lower operating results at Mississippi Lignite Mining Company and increased costs associated with land leases for the Otter Creek reserves. The decrease in results at Mississippi Lignite Mining Company was primarily attributable to an increase in production costs due in part to the absence of a benefit from the reversal of an accrual related to a leased asset in the fourth quarter of 2015 that did not recur in 2016.

 North American Coal - Full Year Results
North American Coal reported net income of $8.2 million and revenues of $111.1 million for the year ended December 31, 2016, compared with net income of $5.6 million and revenues of $148.0 million for the year ended December 31, 2015. Results in 2016 include a non-cash asset impairment charge of $17.4 million pre-tax to reduce the carrying value of coal land and real estate and assets held for sale at Centennial. Net income in 2015 includes a pre-tax charge of $7.5 million for Centennial's mine reclamation obligation.
Excluding Centennial, North American Coal reported Adjusted income of $25.4 million and Adjusted revenues of $110.4 million for the year ended December 31, 2016, compared with Adjusted income of $27.3 million and Adjusted revenues of $113.4 million for the year ended December 31, 2015.
North American Coal - Cash Flow Discussion
In 2016, North American Coal, including Centennial's operations, generated cash flow before financing activities of $31.0 million, comprised of net cash provided by operating activities of $34.9 million less net cash used for investing activities of $3.9 million. In 2015, North American Coal, including Centennial's operations, generated cash flow before financing activities of $94.4 million, comprised of net cash provided by operating activities of $95.9 million less net cash used for investing activities of $1.5 million, including a substantial reduction in working capital primarily resulting from Coyote Creek's repayment of its obligation to North American Coal.

North American Coal - Outlook
In 2017, North American Coal expects a significant increase in tons sold and income before income taxes compared with 2016, excluding the effect of the 2016 asset impairment and legal resolution charges.
Results in 2017 are expected to benefit from substantially higher income before tax from the unconsolidated mining operations due to the start of production at Bisti Fuels in early January 2017 and to a full year of income at the Coyote Creek mine. In addition, in early October 2016, North American Mining Company commenced operations at new limerock quarries for a new customer, which is also expected to contribute to the increase in income from the unconsolidated mining operations.

Bisti Fuels expects to deliver approximately 5.0 to 6.0 million tons of coal per year when the power plant supplied by its customer is operating at anticipated levels. Coyote Creek expects to deliver between 2.0 to 2.5 million tons of coal annually when its customer's power plant operates at anticipated levels. In July 2016, Liberty Fuels began delivering coal to its customer for facility testing and commissioning. Production levels at Liberty Fuels are expected to increase gradually and to build to full production of approximately 4.5 million tons of coal annually beginning in 2023, although the pace of future deliveries will be affected by the timing of the Kemper County Energy Facility reaching full operating capacity.
Income before income taxes is also expected to benefit moderately from fewer expenses related to the Otter Creek reserves and a lower, more moderate, operating loss at Centennial as it manages ongoing mine reclamation obligations.
Centennial will continue to evaluate strategies to maximize cash flow, including through the sale of mineral reserves and equipment. The company is evaluating a range of strategies for its Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions in Alabama and global coal markets improve. Cash expenditures related to mine reclamation will continue until reclamation is complete, or ownership of, or responsibility for, the mines is transferred.
The improvement in income before income taxes is expected to be partially offset by a significant decrease in royalty and other income as a result of lower anticipated oil and gas royalties in 2017 and a third party completing mining of company-owned reserves in Southern Ohio during 2016. Lower results from North American Mining's consolidated limerock mining operations due to an anticipated decline in customer requirements is also expected to partially offset improved income before income taxes. Mississippi Lignite Mining Company's 2017 results are expected to be comparable to 2016, with a decrease in the first half of the year expected to be offset by improvements in the second half.
Cash flow before financing activities is expected to be strong in 2017 but decrease compared with 2016. Capital expenditures are estimated to be approximately $16 million in 2017.
Over the longer-term, North American Coal continues to expect that the earnings of its unconsolidated operations will increase by approximately 50% from the 2012 level of $45.2 million through the development and maturation of its newer operations and normal escalation of contractual compensation at its existing operations. Income related to North American Coal's newer mines, including the commencement of production at Bisti Fuels and increased deliveries at Liberty Fuels, are expected to advance progress toward this goal in 2017 and beyond. In recent years, generally low U.S. inflation rates have slowed the rate by which fees at unconsolidated mines have escalated and some newer mines, such as Liberty Fuels, have experienced slower than anticipated growth in customer demand. As a result, achievement of the goal to increase earnings of the unconsolidated operations by 50% is currently expected to occur in 2020 or 2021, later than previously anticipated, with the timing ultimately dependent on future inflation rates and customer demand.
North American Coal expects to continue its efforts to develop new mining projects and is pursuing opportunities for new or expanded coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - Fourth Quarter Results
Hamilton Beach reported net income of $14.4 million and revenues of $205.1 million for the fourth quarter of 2016 compared with net income of $11.1 million and revenues of $204.9 million for the fourth quarter of 2015. Operating profit increased to $23.9 million in the fourth quarter of 2016 from $18.1 million in the fourth quarter of 2015.
Revenues in the fourth quarter of 2016 were comparable to the fourth quarter of 2015. An increase in revenues from the favorable effect of sales of new and higher-priced products was almost fully offset by lower product volumes in the U.S. consumer and commercial markets and unfavorable foreign currency movements, primarily the Mexican peso, which weakened against the U.S. dollar.
Despite comparable revenues, both operating profit and net income increased substantially in the fourth quarter of 2016 compared with the prior year primarily due to an improvement in gross profit. Gross profit improved as a result of a shift in sales mix to higher-priced and higher-margin products and reduced costs.

Hamilton Beach - Full Year Results
For the year ended December 31, 2016, Hamilton Beach reported net income of $26.6 million and revenues of $605.2 million compared with net income of $19.7 million and revenues of $621.0 million in 2015.

Hamilton Beach - Cash Flow Discussion
During 2016, Hamilton Beach generated cash flow before financing activities of $53.9 million, which was comprised of net cash from operating activities of $58.7 million less net cash used for investing activities of $4.8 million. During 2015, Hamilton Beach generated cash flow before financing activities of $9.2 million, which was comprised of net cash from operating activities of $13.9 million less net cash used for investing activities of $4.8 million.

Hamilton Beach - Outlook
Overall consumer confidence and financial pressures experienced by the middle-market consumer and changing consumer buying patterns continue to create uncertainty about the overall growth prospects for the U.S. retail market for small appliances. In this context, 2017 U.S. and Canadian consumer retail markets for small kitchen appliances are expected to be comparable to 2016, while international and commercial markets in which Hamilton Beach participates are expected to continue to grow moderately. Sales are expected to continue to shift from in-store channels to internet sales channels.
Hamilton Beach continues to focus on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. Hamilton Beach will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrades to certain existing products across a wide range of brands, price points and categories in both retail and commercial marketplaces. The company continues to pursue opportunities to create or add product lines and brands that can be distributed in high-end or specialty stores and on the Internet, including the Hamilton Beach® Professional premium line of counter-top kitchen appliances, which was introduced in the second half of 2016. Hamilton Beach also expects its growing global commercial business to benefit from broader distribution of several newer products.
As a result of this market environment and its product introductions, Hamilton Beach's sales volumes and revenues are expected to increase modestly in 2017 compared with 2016. This increase is expected to be slightly more than the anticipated market growth due to enhanced distribution and increased higher-margin product placements resulting from the execution of the company's strategic initiatives, both domestically and internationally.

Net income in 2017 is also expected to increase modestly compared with 2016 as benefits of the increased revenues are expected to be mostly offset by the costs to implement these initiatives, as well as increased advertising and distribution costs. Hamilton Beach continues to monitor currency effects, as well as commodity and other input costs, closely, and intends to continue to adjust product prices and product placements as market conditions permit.
In 2017, cash flow before financing activities is expected to be substantial but lower than 2016 and capital expenditures are estimated to be approximately $8 million.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its strategic revenue growth initiatives. These initiatives are focused on enhancing Hamilton Beach's placements in the North American consumer business, enhancing sales in the ecommerce market, expanding its participation in the "only-the-best" market by investing in new products to be sold under the Wolf Gourmet®, Weston® and Hamilton Beach® Professional brand names, expanding internationally in emerging growth markets, increasing its global commercial presence through enhanced global product lines for chains and distributors serving the global food service and hospitality markets and leveraging its other strategic initiatives to drive category and channel expansion.

Kitchen Collection - Fourth Quarter Results
Kitchen Collection reported net income of $4.2 million and revenues of $54.4 million for the fourth quarter of 2016 compared with net income of $3.9 million and revenues of $56.5 million for the fourth quarter of 2015. At December 31, 2016, Kitchen Collection operated 223 total stores compared with 229 stores at December 31, 2015.
The decrease in revenues was primarily due to the effect of store closures and a decline in comparable store sales. Kitchen Collection has closed 13 unprofitable stores since December 31, 2015. The decrease in comparable store sales was mainly attributable to fewer customer visits, which also resulted in a decline in the number of store transactions, and was partially offset by improvements in the average sales transaction value. Sales at newly opened Kitchen Collection® stores also partially offset the revenue decrease.
Despite the decline in revenue, net income increased over the prior year quarter primarily as a result of improved gross margins and lower store operating costs at comparable stores and a lower effective income tax rate that resulted in lower income tax expense. The improved earnings were partially offset by modestly higher employee-related expenses.

Kitchen Collection - Full Year Results
For the year ended December 31, 2016, Kitchen Collection reported a net loss of $0.4 million and revenues of $144.4 million compared with a net loss of $0.4 million and revenues of $151.0 million for the year ended December 31, 2015.

Kitchen Collection - Cash Flow Discussion
For the 2016 full year, Kitchen Collection generated cash flow before financing activities of $2.7 million, which was comprised of net cash provided by operating activities of $3.8 million partially offset by net cash used for investing activities of $1.1 million. For the 2015 full year, Kitchen Collection generated cash flow before financing activities of $10.8 million, which was comprised of net cash provided by operating activities of $12.5 million partially offset by net cash used for investing activities of $1.7 million.

Kitchen Collection - Outlook
A shift in consumer shopping patterns has led to declining consumer traffic to physical retail locations and reduced in-store transactions as consumers buy more over the Internet or utilize the Internet for comparison shopping. Financial pressures on middle-market consumers interested in housewares and small appliances continue to persist and have also adversely affected sales trends in these categories over the last few years. These factors are expected to continue to limit Kitchen Collection's target consumers' spending on housewares and small appliances, resulting in continued market softness in 2017. Given this market environment, Kitchen Collection expects to continue to aggressively manage and reduce its store portfolio and continue its focus on a smaller core group of profitable Kitchen Collection® outlet stores. The company closed 17 stores early in the first quarter of 2017 and plans to open a limited number of stores throughout the remainder of the year in locations that are expected to generate acceptable profitability. As a result of these actions, Kitchen Collection anticipates revenues to decline modestly in 2017 compared with 2016, with full-year 2017 results comparable to 2016, provided customer visits are at expected levels. Cash flow before financing activities is expected to be positive in 2017 but substantially lower than 2016 and capital expenditures are estimated to be $1.6 million.
Kitchen Collection aims to provide consumers with products they want at affordable prices. Kitchen Collection's continued focus on increasing the average sale per transaction, the average closure rate and the number of items per transaction through the continued refinement of its format and improved customer interactions to enhance customers' store experience is expected to generate comparable store sales growth over time. Additionally, improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, new store profitability, closure of underperforming stores and optimizing expense structure are expected to generate improved operating profit over time. As a result, Kitchen Collection believes its smaller core store portfolio is well positioned to take advantage of any future market rebound.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 2, 2017 at 10:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 48473978, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 9, 2017. The online archive of the broadcast will be available on the NACCO website.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted revenue, Adjusted income before income tax, Adjusted income and Adjusted income per diluted share are measures of revenue, income (loss) before tax, income and earnings per diluted share that differ from financial results measured in accordance with GAAP. The adjusted financial measures are GAAP financial measures adjusted to exclude Centennial. Adjusted EBITDA and the adjusted financial measures in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted revenue, Adjusted income before income tax, Adjusted income, Adjusted income per diluted share and Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining opportunities, (9) changes to or termination of a long-term mining contract, or a customer default under a contract, (10) the timing and pricing of transactions to dispose of assets at the Centennial operations, (11) delays or reductions in coal deliveries at North American Coal's newer mines, and (12) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation.
Kitchen Collection: (1) increased competition, including through online channels, (2) shift in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (3) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (4) changes in costs, including transportation costs, of inventory, (5) delays in delivery or the unavailability of inventory, (6) customer acceptance of new products, (7) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (8) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines coal primarily for use in power generation and provides value-added services for natural resource companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
	(In thousands, except per share data)

Revenues	$284,218	$286,519	$856,438	$915,860
Cost of sales	210,607	222,808	650,585	736,364
Gross profit	73,611	63,711	205,853	179,496
Earnings of unconsolidated mines	14,453	11,569	55,238	48,432
Operating expenses
Selling, general and administrative expenses	58,015	53,936	197,903	193,925
Centennial asset impairment charge	—	—	17,443	—
Amortization of intangible assets	912	814	3,884	3,987
Loss (gain) on sale of assets	(1,257)	(1,008)	146	(1,811)
	57,670	53,742	219,376	196,101
Operating profit	30,394	21,538	41,715	31,827
Other (income) expense
Interest expense	1,395	1,541	5,692	6,924
Income from other unconsolidated affiliates	(308)	(304)	(1,221)	(2,040)
Closed mine obligations	(1,162)	(152)	(214)	919
Other, net, including interest income	471	5	2,988	1,225
	396	1,090	7,245	7,028
Income before income tax provision	29,998	20,448	34,470	24,799
Income tax provision	5,867	2,357	4,863	2,815
Net income	$24,131	$18,091	$29,607	$21,984

Basic earnings per share	$3.56	$2.65	$4.34	$3.14
Diluted earnings per share	$3.53	$2.63	$4.32	$3.13

Dividends per share	$0.2675	$0.2625	$1.0650	$1.0450

Basic Weighted Average Shares Outstanding	6,777	6,838	6,818	7,001
Diluted Weighted Average Shares Outstanding	6,832	6,872	6,854	7,022

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
	(In thousands)
Revenues
North American Coal	$25,303	$26,033	$111,081	$147,998
Hamilton Beach	205,112	204,895	605,170	620,977
Kitchen Collection	54,439	56,531	144,351	150,988
Eliminations	(636)	(940)	(4,164)	(4,103)
Total	$284,218	$286,519	$856,438	$915,860

Operating profit (loss)
North American Coal	$1,966	$(3,058)	$5,619	$521
Hamilton Beach	23,871	18,090	43,033	34,801
Kitchen Collection	7,198	7,025	376	165
NACCO and Other	(2,673)	(981)	(7,278)	(4,248)
Eliminations	32	462	(35)	588
Total	$30,394	$21,538	$41,715	$31,827

Income (loss) before income tax provision (benefit)
North American Coal	$1,083	$(3,904)	$32	$(2,341)
Hamilton Beach	23,154	17,762	41,098	31,500
Kitchen Collection	7,107	6,961	100	(52)
NACCO and Other	(1,378)	(833)	(6,725)	(4,896)
Eliminations	32	462	(35)	588
Total	$29,998	$20,448	$34,470	$24,799

Net income (loss)
North American Coal	$9,344	$2,218	$8,244	$5,619
Hamilton Beach	14,373	11,135	26,557	19,749
Kitchen Collection	4,184	3,870	(355)	(420)
NACCO and Other	(1,105)	(636)	(4,816)	(3,346)
Eliminations	(2,665)	1,504	(23)	382
Total	$24,131	$18,091	$29,607	$21,984

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016	12/31/2016 Trailing 12 Months
	(In thousands)
Net income (loss)	$2,802	$3,116	$(442)	$24,131	$29,607
Centennial asset impairment charge	—	—	17,443	—	17,443
Income tax provision (benefit)	979	(1,439)	(544)	5,867	4,863
Interest expense	1,505	1,470	1,322	1,395	5,692
Interest income	(31)	(43)	(56)	(66)	(196)
Depreciation, depletion and amortization expense	4,192	4,516	5,215	5,353	19,276
Adjusted EBITDA*	$9,447	$7,620	$22,938	$36,680	$76,685

* Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income (loss) before asset impairment charges and income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)

ADJUSTED NORTH AMERICAN COAL INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
	(In thousands)
Gross profit (loss) - Centennial	$249	$(6,660)	$(5,401)	$(34,600)
Gross profit - other consolidated mines	1,406	3,866	13,980	18,825
Gross profit - royalty and other	661	80	3,762	4,959
Total gross profit (loss)	2,316	(2,714)	12,341	(10,816)
Earnings of unconsolidated mines	14,453	11,569	55,238	48,432
Operating expenses
Selling, general and administrative expenses	15,490	12,461	41,844	36,261
Centennial asset impairment charge	—	—	17,443	—
Amortization of intangibles	567	469	2,503	2,606
(Gain) loss on sale of assets	(1,254)	(1,017)	170	(1,772)
Operating profit (loss)	1,966	(3,058)	5,619	521
Other expense	883	846	5,587	2,862
Income (loss) before income tax provision (benefit)	$1,083	$(3,904)	$32	$(2,341)
Elimination of Centennial:
Gross (profit) loss - Centennial	(249)	6,660	5,401	34,600
Other Centennial adjustments	3,157	905	22,275	375
Total Centennial adjustments	2,908	7,565	27,676	34,975

Adjusted North American Coal income before income tax provision (benefit) (1)	$3,991	$3,661	$27,708	$32,634

(1) Adjusted North American Coal Income Before Income Tax is a measure of income that differs from Income (Loss) Before Income Tax measured in accordance with U.S. GAAP. Adjusted North American Coal Income Before Income Tax is adjusted to exclude Centennial. Management believes that Adjusted North American Coal Income Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures. See page 14 for a complete reconciliation from US. GAAP financial results to non-GAAP financial results.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (2)
	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
	(In thousands)
Balance at beginning of period	$19,605	$20,397	$19,084	$17,693
Liabilities settled during the period	(545)	(1,600)	(1,695)	(7,010)
Accretion expense	283	287	1,130	875
Revision of estimated cash flows	(1,172)	—	(348)	7,526
Balance at end of period	$18,171	$19,084	$18,171	$19,084

(2) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)
Reconciliation of North American Coal Financial and Operating Highlights "As Reported" to North American Coal Adjusted Financial and Operating Highlights
Excluding "Centennial Natural Resources"

	Three Months Ended December 31, 2016			Year Ended December 31, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)
North American Coal Revenues	$25,303	$(22)	$25,281	$111,081	$(722)	$110,359

North American Coal Gross profit	$2,316	$(249)	$2,067	$12,341	$5,401	$17,742

Resolution of legal matter and Asset Impairment charges at Centennial(1)	$3,325	$(3,325)	$—	$20,768	$(20,768)	$—

North American Coal Operating profit	$1,966	$2,871	$4,837	$5,619	$27,522	$33,141
North American Coal Other expense	883	(37)	846	5,587	(154)	5,433
North American Coal Income before income tax provision (benefit)	1,083	2,908	3,991	32	27,676	27,708
North American Coal Income tax provision (benefit)(2)	(8,261)	1,105	(7,156)	(8,212)	10,517	2,305
North American Coal Net income	$9,344	$1,803	$11,147	$8,244	$17,159	$25,403

(1) During the fourth quarter of 2016, the Company recognized a charge of $3.3 million related to the resolution of a legal matter in Alabama. During the third quarter of 2016, the Company recognized an impairment charge of $17.4 million.

(2) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended December 31, 2015			Year Ended December 31, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)

North American Coal Revenues	$26,033	$(4,367)	$21,666	$147,998	$(34,597)	$113,401

North American Coal Gross profit (loss)	$(2,714)	$6,660	$3,946	$(10,816)	$34,600	$23,784

North American Coal Operating profit (loss)	$(3,058)	$7,524	$4,466	$521	$34,800	$35,321
North American Coal Other expense	846	(41)	805	2,862	(175)	2,687
North American Coal Income (Loss) before income tax provision (benefit)	(3,904)	7,565	3,661	(2,341)	34,975	32,634
North American Coal Income tax provision (benefit)(1)	(6,122)	2,875	(3,247)	(7,960)	13,291	5,331
North American Coal Net income	$2,218	$4,690	$6,908	$5,619	$21,684	$27,303

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA (UNAUDITED)
Reconciliation of NACCO Consolidated Financial and Operating Highlights "As Reported" to NACCO Consolidated Adjusted Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended December 31, 2016			Year Ended December 31, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$284,218	$(22)	$284,196	$856,438	$(722)	$855,716

Operating profit	$30,394	$2,871	$33,265	$41,715	$27,522	$69,237
Other expense	396	(37)	359	7,245	(154)	7,091
Income before income tax provision	29,998	2,908	32,906	34,470	27,676	62,146
Income tax provision(1)	5,867	1,105	6,972	4,863	10,517	15,380
Net income	$24,131	$1,803	$25,934	$29,607	$17,159	$46,766

Basic earnings per share	$3.56		$3.83	$4.34		$6.86
Diluted earnings per share	$3.53		$3.80	$4.32		$6.82

Basic Weighted Average Shares Outstanding	6,777		6,777	6,818		6,818
Diluted Weighted Average Shares Outstanding	6,832		6,832	6,854		6,854

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended December 31, 2015			Year Ended December 31, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$286,519	$(4,367)	$282,152	$915,860	$(34,597)	$881,263

Operating profit	$21,538	$7,524	$29,062	$31,827	$34,800	$66,627
Other expense	1,090	(41)	1,049	7,028	(175)	6,853
Income before income tax provision	20,448	7,565	28,013	24,799	34,975	59,774
Income tax provision(1)	2,357	2,875	5,232	2,815	13,291	16,106
Net income	$18,091	$4,690	$22,781	$21,984	$21,684	$43,668

Basic earnings per share	$2.65		$3.33	$3.14		$6.24
Diluted earnings per share	$2.63		$3.32	$3.13		$6.22

Basic Weighted Average Shares Outstanding	6,838		6,838	7,001		7,001
Diluted Weighted Average Shares Outstanding	6,872		6,872	7,022		7,022

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA (UNAUDITED)
Adjusted Consolidated Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended		Year Ended
	December 31		December 31
	2016 Adjusted	2015 Adjusted	2016 Adjusted	2015 Adjusted
	(In thousands)
Revenues
North American Coal	$25,281	$21,666	$110,359	$113,401
Hamilton Beach	205,112	204,895	605,170	620,977
Kitchen Collection	54,439	56,531	144,351	150,988
Eliminations	(636)	(940)	(4,164)	(4,103)
Total	$284,196	$282,152	$855,716	$881,263

Operating profit (loss)
North American Coal	$4,837	$4,466	$33,141	$35,321
Hamilton Beach	23,871	18,090	43,033	34,801
Kitchen Collection	7,198	7,025	376	165
NACCO and Other	(2,673)	(981)	(7,278)	(4,248)
Eliminations	32	462	(35)	588
Total	$33,265	$29,062	$69,237	$66,627

Income (loss) before income tax provision (benefit)
North American Coal	$3,991	$3,661	$27,708	$32,634
Hamilton Beach	23,154	17,762	41,098	31,500
Kitchen Collection	7,107	6,961	100	(52)
NACCO and Other	(1,378)	(833)	(6,725)	(4,896)
Eliminations	32	462	(35)	588
Total	$32,906	$28,013	$62,146	$59,774

Net income (loss)
North American Coal	$11,147	$6,908	$25,403	$27,303
Hamilton Beach	14,373	11,135	26,557	19,749
Kitchen Collection	4,184	3,870	(355)	(420)
NACCO and Other	(1,105)	(636)	(4,816)	(3,346)
Eliminations	(2,665)	1,504	(23)	382
Total	$25,934	$22,781	$46,766	$43,668

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. and North American Coal. In addition, management evaluates results using these non-GAAP financial measures.